Exhibit 10.G1

SUMMARY OF COMPENSATION PROGRAM OF

NON-EMPLOYEE DIRECTORS OF VIAD CORP

AS OF JANUARY 1, 2012

Board of Directors
Annual Retainer		$45,000
Meeting Attendance Fee		$1,600
Restricted Stock (Annual Grant)[1]	Value of $	75,000

Presiding Director of Board of Directors
Annual Retainer		$25,000

Audit Committee
Meeting Attendance Fee		$1,500
Committee Chairman Annual Retainer		$10,000

Corporate Governance and Nominating Committee
Meeting Attendance Fee		$1,500
Committee Chairman Annual Retainer		$5,000

Human Resources Committee
Meeting Attendance Fee		$1,500
Committee Chairman Annual Retainer		$5,000

Additional Benefits[2]

[1]

The annual grant occurs in February of each year and vests 100% three years from the date of the grant. Upon retirement from the Board, a director who has reached the age of 60 will receive full ownership of the restricted stock, provided the retirement occurs at least six months after the date of the grant. Directors under the age of 60, upon retirement, will receive shares on a pro rata basis, calculated based on the percentage of time the individual served as a director during the three-year vesting period of the restricted stock.

[2]

Non-employee directors may participate in the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax exempt status under Section 501(c)(3) of the Internal Revenue Code. Viad Corp also provides non-employee directors with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business.